                                                              Exhibit 21.1

                 LIST OF SUBSIDIARIES OF ALOHA HOLDINGS, INC.

TurnWorks Acquisition III Sub A, Inc.

TurnWorks Acquisition III Sub B, Inc.

TurnWorks Acquisition III Sub C, LLC

TurnWorks Acquisition III Sub D, LLC